EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-2 No. 333-41274) and related Prospectus of Midwest Medical Insurance Holding Company for the registration of 3,000 shares of its Class C common stock and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the consolidated financial statements and schedules of Midwest Medical Insurance Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 15, 2002